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  EXHIBIT (12)(b)  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                           (in millions) (unaudited)

                                                           Nine Months Ended        Year Ended
                                                             September 30           December 31
                                                           -----------------        -----------
                                                           1996        1995             1995
                                                           ----        ----             ----
Income (loss) before income taxes
  and minority interest                                 $(1,274)     $   73            $   13
Less: Equity in income (loss) of
  50 percent or less owned affiliates                         6          (1)                2
Add: Fixed charges excluding capitalized
  interest                                                  431         254               383
                                                        -------      ------            ------
Earnings as adjusted                                    $  (849)     $  328            $  394
                                                        =======      ======            ======

Combined fixed charges and preferred dividends:
  Interest expense                                      $   358      $  138            $  237
  Rental expense                                             20          15                22
  Capitalized interest                                       --          --                --
  Pre-tax earnings required to cover
    preferred dividend requirements (a)                      53         101               124
                                                        -------      ------            ------
Total combined fixed charges and
  preferred dividends                                   $   431      $  254            $  383
                                                        =======      ======            ======
Ratio of earnings to combined fixed charges
  and preferred dividends                                    (b)       1.29x             1.03x
                                                        =======      ======            ======

(a) Dividend requirement divided by 100% minus effective income tax rate.

(b) Additional income before income taxes and minority interest of $1,280 million would be necessary to attain a ratio of earnings to combined fixed charges and preferred dividends of 1.00x for the nine months ended September 30, 1996.


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